Exhibit 21

Subsidiaries of the Registrant

The Registrant directly or indirectly owns 100 percent of the outstanding voting securities of the following subsidiary companies.

Name of Company	Jurisdiction
Ennis, Inc.	Texas
Ennis Business Forms of Kansas, Inc.	Kansas
Calibrated Forms Co., Inc.	Kansas
Platinum Canoe, Inc.	Delaware
Admore, Inc.	Texas
PFC Products, Inc.(1)	Delaware
Ennis Acquisitions, Inc.	Nevada
Texas EBF, LP	Texas
Ennis Sales, LP	Texas
Ennis Management, LP	Texas
Adams McClure, LP	Texas
American Forms I, LP	Texas
Northstar Computer Forms, Inc.	Minnesota
General Financial Supply, Inc. (2)	Iowa
Crabar/GBF, Inc.	Delaware
Royal Business Forms, Inc.	Texas
Tennessee Business Forms Company	Tennessee
TBF Realty, LLC (3)	Delaware
Specialized Printed Forms, Inc.	New York
SPF Realty, LLC (4)	Delaware
Block Graphics, Inc.	Oregon
B&D Litho of Arizona, Inc.	Delaware
Skyline Business Forms, Inc.	Delaware
Skyline Business Properties, LLC (5)	Delaware
PrintGraphics, LLC (6)	Ohio
Kay Toledo Tag	Ohio
Specialized Service Partners	Wisconsin
American Paper Converting LLC	Ohio
Independent Printing Company, Inc.	Delaware

(1) A wholly-owned subsidiary of Admore, Inc.

(2) A wholly-owned subsidiary of Northstar Computer Forms, Inc.

(3) A wholly-owned subsidiary of Tennessee Business Forms, Inc.

(4) A wholly-owned subsidiary of Specialized Printed Forms, Inc.

(5) A wholly-owned subsidiary of Skyline Business Forms, Inc.

(6) A wholly-owned subsidiary of Crabar/GBF, Inc.